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                             OMB Number: 3235-0362
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Gibson                             Larry                  M.
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   (Last)                            (First)              (Middle)

c/o Henry Schein, Inc.
135 Duryea Rd.
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                                    (Street)

Melville                           New York                 11747
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


Henry Schein, Inc. (HSIC)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


Fiscal year ended December 28, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Executive Vice President
     and Chief Technology Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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


                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                      2A. Deemed                 Disposed of (D)                 Beneficially   Form:     7.
                        2.              Execution                (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                        Transaction     Date, if    3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                      Date              any       Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security       (Month/         (Month/     Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)              Day/Year)       Day/Year)   (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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


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Common Stock          12/16/02                       G              2,500         D
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Common Stock                                                                                     107,000        (D)
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Common Stock                                                                                     154,859        (I)      (1)
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
*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

                                                                          (Over)
                                                                 SEC 2270 (9-02)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
              2.                                                                                          Deriv-    of
              Conver-                          5.                              7.                         ative     Deriv-   11.
              sion                             Number of                       Title and Amount           Secur-    ative    Nature
              or                               Derivative    6.                of Underlying     8.       ities     Secur-   of
              Exer-          3A. Deemed        Securities    Date              Securities        Price    Bene-     ity:     In-
              cise     3.     Execution        Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
              Price    Trans-  Date,   4.      or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.            of       action   if     Trans-  of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of      Deriv-   Date    any     action  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative    ative  (Month/  (Month/  Code    4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security      Secur-   Day/    Day/    (Instr. ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)    ity     Year)   Year)     8)      (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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
Explanation of Responses:

(1)  Represents shares held by Shilar Investments, L.L.C.



/s/ Larry M. Gibson                                         February 11, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                 SEC 2270 (9-02)

                                  Page 2 of 2